UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2006

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of	(Commission	(I.R.S. Employer Identification No.)
incorporation or organization)	File Number)

500 Dallas, Suite 2500, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement

Genesis Energy, L.P. replaced its existing credit facility with a $500 million Senior Secured Revolving Credit Agreement dated November 15, 2006 between Genesis Crude Oil, L.P. and a syndicate of lenders. A copy of this agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Our new credit facility, with a maximum facility amount of $500 million, is with a group of banks led by Fortis Capital Corp. and Deutsche Bank Securities Inc. The initial committed amount under our facility is $125 million, of which a maximum of $50 million may be used for letters of credit. The committed amount represents the amount the banks have committed to fund pursuant to the terms of the credit agreement. The initial borrowing base under the facility is approximately $88 million, and will be recalculated quarterly and at the time of acquisitions. The borrowing base represents the amount that can be borrowed or utilized for letters of credit from a credit standpoint based on our EBITDA (earnings before interest, taxes, depreciation and amortization), computed in accordance with the provisions of our credit facility. The commitment amount can be increased up to the maximum facility amount for acquisitions or internal growth projects with approval of the lenders. Likewise, the borrowing base may be increased to the extent of EBITDA attributable to acquisitions.

Interest on amounts borrowed under the new facility is equal to (i) either the applicable Eurodollar settlement rate or the higher of the federal funds rate plus ½ of 1% or Fortis’s prime rate for the relevant period, at our option, plus (ii) the applicable margin rate. We are required to pay our credit facility lenders a fee based upon amounts committed but not utilized by outstanding borrowings or letters of credit, as well as certain other fees.

We must comply with various affirmative and negative covenants contained in our new credit facility. Among other things, these covenants limit our ability to:

•	incur additional indebtedness or liens;

•	sell assets;

•	make loans, investments or guarantees;

•	acquire or be acquired by other companies;

•	enter into or amend certain existing agreements; and

•	enter into any hedging agreement for speculative purposes.

Our new credit facility covenants also require us to achieve specific minimum financial metrics. For example, we must maintain a debt service coverage ratio of at least 3.0 to 1.0. In general, this calculation compares EBITDA (as adjusted in accordance with the credit facility), to interest expense. At September 30, 2006, the calculation resulted in a ratio of 17.9 to 1.0. Our credit facility also requires that we meet or exceed certain other financial ratios, such as a leverage ratio and funded indebtedness to capitalization ratio. If we meet these financial metrics and are not otherwise in default under our credit facility, we may make quarterly distributions; however the amount of such distributions may not exceed the sum of the distributable cash generated by us for the eight most recent quarters, less the sum of the distributions made with respect to those quarters.

The covenants described above could prevent us from engaging in certain transactions which might otherwise be considered beneficial to us. For example, they could:

•	increase our vulnerability to general adverse economic and industry conditions;

•
limit our ability to make distributions; to fund future working capital, capital expenditures and other general partnership requirements; to engage in future acquisitions and construction or development activities; or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness; and

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate.

Our credit facility contains customary events of default, including for non-payment of principal and interest, failure to comply with any covenant, default under certain other of our indebtedness, the incurrence of specified amounts of liabilities relating to adverse judgments, unpaid ERISA obligations or environmental claims, and the occurrence of a change in control.

Our credit facility is secured by a guarantee from all of our restricted subsidiaries (as defined in our credit agreement) and us and by liens on substantially all of the assets of those parties. Generally, our new credit facility is non-recourse to our general partner.

Item 1.02. Termination of a Material Definitive Agreement

Concurrent with entering into our new credit facility, we paid off and terminated our old credit facility that certain credit agreement dated June 1, 2004 between Genesis Crude Oil, L.P., Genesis Energy, Inc., Genesis Energy, L.P., Fleet National Bank and certain financial institutions. We did not incur any material penalties in connection with such termination. However, we did incur a non-cash write-off of $0.6 million of previously capitalized fees and expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant

See description in 1.01 above.

Item 8.01. Other Events

A copy of our press release announcing the closing of our new credit facility is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable.

(c) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

   10.1 Credit Agreement dated as of November 15, 2006 among Genesis Crude Oil, L.P., Genesis Energy, L.P., the Lenders Party Hereto, Fortis Capital Corp., and Deutsche Bank Securities Inc.

99.1 Press release dated November 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENESIS ENERGY, L.P.
(A Delaware Limited Partnership)

	By:	GENESIS ENERGY, INC., as
General Partner

Date: November 20, 2006	By:	/s/ Ross A. Benavides
Ross A. Benavides
Chief Financial Officer